Exhibit 35.2

May 22, 2007

American Honda Finance Corporation
20800 Madrona Ave.
Torrance, California 90503

Attention: Michael J. Greene

Re: Assessment of compliance for services provided pursuant to the Title Administration Agreement dated as of February 5, 2002 between triVIN, Inc. (triV1N) for services provided by its wholly owned subsidiary, FDI Computer Consulting, Inc., dba FDI Collateral Management (the Company), and American Honda Finance Corporation (AFHC).

a)	A review of the Company’s activities and performance under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AFHC during the period commencing April 1, 2006 through and including March 31, 2007 has been conducted under my supervision, and;

b)	To the best of my knowledge, based upon such review, the Company has fulfilled its obligations under the Title Administration Agreement dated as of February 5, 2002 between triVIN and AFHC in all material respects throughout the period commencing April 1, 2006 through and including March 31, 2007.

Signed as of May 22, 2007.

FDI COMPUTER CONSULTING INC.,
DBA FDI COLLATERAL MANAGEMENT

By:	/s/ Jeff Cooke Name: Jeff Cooke Title: Chief Executive Officer

cc: Paul C. Honda, Assistant Vice President, American Honda Finance Corporation